Exhibit 99.1

Wintrust Financial Corporation
727 North Bank Lane, Lake Forest, Illinois 60045

News Release

FOR IMMEDIATE RELEASE	July 19, 2004

FOR MORE INFORMATION CONTACT:
Edward J. Wehmer, President & Chief Executive Officer
David A. Dykstra, Senior Executive Vice President & Chief Operating Officer
(847) 615-4096
Website address: www.wintrust.com

WINTRUST FINANCIAL CORPORATION REPORTS
RECORD EARNINGS FOR THE SECOND QUARTER;
SECOND QUARTER NET EARNINGS UP 39%

     LAKE FOREST, ILLINOIS — Wintrust Financial Corporation (“Wintrust” or “the Company”) (Nasdaq: WTFC) announced record quarterly net income of $12.5 million for the quarter ended June 30, 2004, an increase of $3.5 million, or 39%, over the $9.0 million recorded in the second quarter of 2003. On a per share basis, net income for the second quarter of 2004 totaled $0.58 per diluted common share, a $0.09 per share, or 18%, increase as compared to the 2003 second quarter total of $0.49 per diluted common share. The return on average equity for the second quarter of 2004 stood at 13.70% versus 14.95% for the second quarter of 2003.

     For the first six months of 2004, net income totaled $24.1 million, or $1.12 per diluted common share, an increase of $6.8 million, or 39%, when compared to $17.3 million, or $0.94 per diluted common share, for the same period in 2003. Return on average equity for the first six months of 2004 was 13.41% versus 14.74% for the same period of 2003.

     “We are very pleased with our results for the second quarter and the first half of 2004 given the challenging interest rate environment. Credit quality, both in terms of the level of non-performing loans and net loans charged off, improved significantly in the second quarter,” commented Edward J. Wehmer, President and Chief Executive Officer. “We continue to be pleased with the local market acceptance of the Wintrust operating philosophy in both the Advantage National Bank locations in Elk Grove Village and Roselle and the Village Bank and Trust locations in Arlington Heights and Prospect Heights.” Mr. Wehmer added, “The announcement in the second quarter of the agreements to acquire Northview Financial Corporation in Northfield, Illinois and Town Bankshares, Ltd. in Delafield, Wisconsin, coupled with additional new branch locations will extend the Wintrust philosophy into at least eight additional communities in the third and fourth quarters of 2004. We are also very excited about the addition of WestAmerica Mortgage Company and Guardian Real Estate Services, Inc. into the Wintrust family. The addition of these two companies brings us further revenue diversification and operational efficiencies. Through the efforts of each of our employees, we are comfortable with the existing range of the analysts’ earnings estimates for 2004 of $2.25 to $2.37 per share.”

     During the second quarter the Company opened its newest de novo bank, Beverly Bank & Trust Company, in the Beverly neighborhood of Chicago, the Gurnee Community Bank (a branch of Libertyville Bank & Trust Company) in Gurnee, a Highland Park Bank & Trust office serving the Ravinia community (a branch of Lake Forest Bank & Trust) and the Buffalo Grove Bank & Trust (a branch of Northbrook Bank & Trust) in Buffalo Grove.

     Wintrust’s key operating measures and growth rates for 2004 as compared to the prior year are shown in the table below:

	Six Months	Six Months
	Ended	Ended	% or
	June 30,	June 30,	basis point (bp)
(Dollars in thousands, except per share data)	2004	2003	change
Net income	$24,087	$17,282	39%
Net income per common share – Diluted	$1.12	$0.94	19%
Net revenue(1)	$113,409	$91,780	24%
Net interest income	$73,228	$54,932	33%
Net interest margin(4)	3.19%	3.14%	5	bp
Core net interest margin(2) (4)	3.32%	3.26%	6	bp
Net overhead ratio(3)	1.25%	1.18%	7	bp
Return on average assets	0.96%	0.90%	6	bp
Return on average equity	13.41%	14.74%	(133	)bp
At end of period
Total assets	$5,326,179	$4,132,394	29%
Total loans	$3,695,551	$2,896,148	28%
Total deposits	$4,324,368	$3,419,946	26%
Total equity	$374,152	$249,399	50%
Book value per common share	$18.26	$14.31	28%
Market price per common share	50.51	$29.79	70%
Common shares outstanding	20,484,991	17,428,118	18%

(1)	Net revenue is net interest income plus non-interest income.

(2)	Core net interest margin excludes interest expense associated with Wintrust’s Long-term Debt — Trust Preferred Securities.

(3)	The net overhead ratio is calculated by netting total non-interest expense and total non-interest income, annualizing this amount, and dividing by that period’s total average assets. A lower ratio indicates a higher degree of efficiency.

(4)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.

     Certain returns, yields, performance ratios, or quarterly growth rates are “annualized” in this presentation to represent an annual time period. This is done for analytical purposes to better discern for decision-making purposes underlying performance trends when compared to full-year or year-over-year amounts. For example, balance sheet growth rates are most often expressed in terms of an annual rate like 20%. As such, a 5% growth rate for a quarter would represent an annualized 20% growth rate. Additional supplemental financial information showing quarterly trends can be found on the Company’s website at www.wintrust.com by choosing “Investor News” and then choosing “Supplemental Financial Info.”

Acquisitions and Stock Offering – Impacting Comparative Financial Results

     On February 4, 2003, Wintrust completed (effective date of February 1, 2003) the acquisition of Lake Forest Capital Management Company (“LFCM”) based in Lake Forest, Illinois. LFCM was merged into Wayne Hummer Asset Management Company, Wintrust’s existing asset management subsidiary. LFCM further expanded our wealth management business in the Chicago metropolitan area.

     On September 26, 2003, Wintrust announced the completion of the sale of 1,377,108 common shares, including the underwriters’ over-allotment option, of common stock in connection with the Company’s underwritten public offering. The offering was priced at $35.80 per share, and all of the shares were newly issued. Net proceeds to the Company from the sale, after deducting the underwriting discount and estimated offering expenses, were approximately $46.1 million.

     On October 1, 2003, Wintrust announced the completion of its acquisition of 100% of the ownership interest of Advantage National Bancorp, Inc. (“Advantage”) in a stock merger transaction (issued 670,875 shares of common stock). Advantage is the parent company of Advantage National Bank that has locations in Elk Grove Village and Roselle, Illinois. Advantage National Bank is a de novo bank that began operations in January, 2001 and had total assets of approximately $239 million as of June 30, 2004.

     On December 5, 2003, Wintrust announced the completion (effective date of December 1, 2003) of its acquisition of 100% of the ownership interest of Village Bancorp, Inc. (“Village”) in a stock merger transaction (issued 257,202 shares of common stock). Village is the parent company of Village Bank and Trust–Arlington Heights (“Village Bank”) that has locations in Arlington Heights and Prospect Heights, Illinois. Village Bank began operations as a de novo bank in 1995 and had total assets of approximately $162 million as of June 30, 2004.

     On May 19, 2004, Wintrust announced the completion (effective date of May 1, 2004) of its acquisition of 100% of the ownership interest of SGB Corporation d/b/a WestAmerica Mortgage Company (“WAMC”) and Guardian Real Estate Services, Inc. (“Guardian”), in stock (issued a total of 180,438 shares of common stock) and cash merger transactions. WAMC engages primarily in the origination and purchase of residential mortgages for sale into the secondary market. WAMC’s operations are conducted out of its offices maintained in Oakbrook Terrace, Illinois with accounting, administrative and secondary marketing operations located in Greenwood Village, Colorado. Guardian provides document preparation and other loan closing services to WAMC and its mortgage broker affiliates. Guardian has its headquarters in Oakbrook Terrace, Illinois.

     The results of operations of LFCM, Advantage, Village, WAMC and Guardian are included only since their respective effective dates of acquisition.

Financial Overview

     Total assets rose to $5.33 billion at June 30, 2004, an increase of $1.19 billion, or 29%, compared to $4.13 billion a year ago. Total deposits as of June 30, 2004 were $4.32 billion, an increase of $904 million, or 26%, as compared to $3.42 billion at June 30, 2003. Total loans grew to $3.70 billion as of June 30, 2004, a $799 million, or 28%, increase over the $2.90 billion balance as of a year ago. Advantage, Village, WAMC and Guardian combined, contributed approximately $486 million, $340 million and $238 million of the total asset growth, total deposit growth and total loan growth, respectively.

     For the second quarter of 2004, net interest income totaled $36.7 million, increasing $8.4 million, or 30%, compared to the second quarter of 2003. Average earning assets grew $1.20 billion over the second quarter of 2003, a 30% increase. Loans accounted for $842 million and liquidity management assets $260 million of the total average earning asset growth compared to the second quarter of 2003. For the first six months of 2004, net interest income totaled $73.2 million, increasing $18.3 million, or 33%, compared to the first six months of 2003.

     The provision for loan losses totaled $1.2 million for the second quarter of 2004 compared to $2.9 million for the second quarter of 2003. On a year-to-date basis, the provision for loan losses totaled $3.8 million for the first six months of 2004 compared to $5.5 million for the first six months of 2003. The lower provision for loan losses in 2004 is primarily a result of an improving level of non-performing loans and a much reduced level of net loan charge-offs.

     The net interest margin for the second quarter of 2004 was 3.12%, compared to 3.14% in the second quarter of 2003 and 3.26% in the first quarter of 2004. The net interest margin declined 14 basis points in the second quarter of 2004 compared to the first quarter of 2004 as the yield on earning assets decreased by nine basis points and the rate paid on interest-bearing liabilities increased by five basis points. The earning asset yield decline was attributable to a 21 basis point decrease in yield on liquidity management assets and a nine basis point decrease in the yield on loans. The liquidity management asset yield decreased as the maturity structure of certain assets shortened. The lower loan yield was due to a higher level of residential mortgage loan balances (as a result of the acquisition of WAMC), competitive pricing pressures in the premium finance industry and lower delinquency fees as the premium finance portfolio credit quality improves. The interest-bearing liability rate increase of five basis points was due to Treasury-based deposit products re-pricing higher during the second quarter in advance of the 25 basis point increase announced by the Federal Reserve Bank on June 30, 2004, promotional pricing activities associated with opening additional branches in communities not currently served by Wintrust and opening a new de novo bank and the extension of maturities on fixed maturity time deposits in anticipation of continued rate increases. Overall, the Company is well positioned for future rate increases.

     Non-interest income totaled $21.5 million in the second quarter of 2004, increasing $2.4 million, or 13%, compared to the second quarter of 2003. Non-interest expense totaled $37.4 million in the second quarter of 2004, increasing $6.9 million, or 23%, over the second quarter of 2003. The net overhead ratio for the second quarter of 2004 was 1.23% compared to 1.15% for the second quarter of 2003. On a year-to-date basis, non-interest income totaled $40.2 million in 2004, increasing $3.3 million, or 9%, compared to 2003, while non-interest expense totaled $71.6 million in 2004, increasing $12.2 million, or 21%, over 2003.

     Non-performing assets totaled $16.5 million, or 0.31% of total assets, at June 30, 2004, compared to $24.1 million, or 0.51% of total assets, at December 31, 2003 and $14.5 million, or 0.35% of total assets, at June 30, 2003. Net charge-offs for the second quarter of 2004 were two basis points compared to 18 basis points in the second quarter of 2003. On a year-to-date basis, net loan charge-offs declined to seven basis points, compared to 19 basis points in 2003. The non-performing assets at June 30, 2004, remain at levels that make monitoring and collection of the non-performing assets very manageable.

     Wintrust is a financial holding company whose common stock is traded on the Nasdaq Stock Market® (Nasdaq: WTFC). Its ten suburban Chicago community bank subsidiaries, each of which was founded as a de novo bank since December 1991, are located primarily in high income retail markets — Lake Forest Bank & Trust Company, Hinsdale Bank & Trust Company, North Shore Community Bank & Trust Company in Wilmette, Libertyville Bank & Trust Company, Barrington Bank & Trust Company, Crystal Lake Bank & Trust Company, Northbrook Bank & Trust Company, Advantage National Bank in Elk Grove Village, Village Bank &

Trust in Arlington Heights and Beverly Bank & Trust Company in Chicago. The banks also operate facilities in Buffalo Grove, Cary, Chicago, Clarendon Hills, Glencoe, Gurnee, Highland Park, Highwood, Hoffman Estates, Lake Bluff, McHenry, Prospect Heights, Ravinia, Riverside, Roselle, Skokie, Wauconda, Western Springs and Winnetka, Illinois.

     Additionally, the Company operates various non-bank subsidiaries. First Insurance Funding Corporation, one of the largest commercial insurance premium finance companies operating in the United States, serves commercial loan customers throughout the country. Tricom, Inc. of Milwaukee provides high-yielding, short-term accounts receivable financing and value-added out-sourced administrative services, such as data processing of payrolls, billing and cash management services, to temporary staffing service clients located throughout the United States. WestAmerica Mortgage Company engages primarily in the origination and purchase of residential mortgages for sale into the secondary market through origination offices located throughout the United States. Loans are also originated nationwide through relationships with wholesale and correspondent offices. Guardian Real Estate Services, Inc. of Oakbrook Terrace provides document preparation and other loan closing services to WestAmerica Mortgage Company and its mortgage broker affiliates. Wayne Hummer Investments, LLC is a broker-dealer providing a full range of private client and brokerage services to clients located primarily in the Midwest. Focused Investments LLC is a broker-dealer that provides a full range of investment solutions to clients through a network of community-based financial institutions throughout the Midwest. Wayne Hummer Asset Management Company provides money management services and advisory services to individual accounts as well as the Wayne Hummer Companies’ proprietary mutual funds. Wayne Hummer Trust Company, a trust subsidiary, allows Wintrust to service customers’ trust and investment needs at each banking location. Wintrust Information Technology Services Company provides information technology support, item capture and statement preparation services to the Wintrust subsidiaries.

     Currently, Wintrust operates a total of 42 banking offices and is in the process of constructing several additional branch facilities. All of the Company’s banking subsidiaries are locally managed with large local boards of directors. Wintrust Financial Corporation has been one of the fastest growing bank groups in Illinois.

WINTRUST FINANCIAL CORPORATION
SELECTED FINANCIAL HIGHLIGHTS

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Dollars in thousands, except per share data)	2004	2003	2004	2003
Selected Financial Condition Data (at end of period):
Total assets	$5,326,179	$4,132,394
Total loans	3,695,551	2,896,148
Total deposits	4,324,368	3,419,946
Long-term debt – trust preferred securities	139,587	76,816
Total shareholders’ equity	374,152	249,399

Selected Statements of Income Data:
Net interest income	$36,720	$28,328	$73,228	$54,932
Net revenue (1)	58,215	47,433	113,409	91,780
Income before taxes	19,631	14,072	38,004	26,867
Net income	12,493	9,019	24,087	17,282
Net income per common share – Basic	0.61	0.52	1.19	1.00
Net income per common share – Diluted	0.58	0.49	1.12	0.94

Selected Financial Ratios and Other Data:
Performance Ratios:
Net interest margin (5)	3.12%	3.14%	3.19%	3.14%
Core net interest margin (2) (5)	3.26	3.26	3.32	3.26
Non-interest income to average assets	1.67	1.93	1.60	1.92
Non-interest expense to average assets	2.90	3.08	2.85	3.10
Net overhead ratio (3)	1.23	1.15	1.25	1.18
Efficiency ratio (4) (5)	64.97	64.30	63.44	64.86
Return on average assets	0.97	0.91	0.96	0.90
Return on average equity	13.70	14.95	13.41	14.74
Average total assets	$5,176,454	$3,971,542	$5,061,008	$3,866,918
Average total shareholders’ equity	366,841	241,944	361,341	236,466
Average loans to average deposits ratio	88.0%	86.6%	87.5%	86.1%

Common Share Data at end of period:
Market price per common share	$50.51	$29.79
Book value per common share	$18.26	$14.31
Common shares outstanding	20,484,991	17,428,118
Other Data at end of period:
Allowance for loan losses	$28,091	$21,310
Non-performing assets	$16,500	$14,545
Allowance for loan losses to total loans	0.76%	0.74%
Non-performing assets to total assets	0.31%	0.35%
Number of:
Bank subsidiaries	10	7
Non-bank subsidiaries	9	7
Banking offices	42	32

(1)	Net revenue is net interest income plus non-interest income.

(2)	The core net interest margin excludes interest expense associated with Wintrust’s Long-term Debt – Trust Preferred Securities.

(3)	The net overhead ratio is calculated by netting total non-interest expense and total non-interest income, annualizing this amount, and dividing by that period’s total average assets. A lower ratio indicates a higher degree of efficiency.

(4)	The efficiency ratio is calculated by dividing total non-interest expense by tax-equivalent net revenues (less securities gains or losses). A lower ratio indicates more efficient revenue generation.

(5)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.

WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CONDITION

	(Unaudited)		(Unaudited)
	June 30,	December 31,	June 30,
(In thousands)	2004	2003	2003
Assets
Cash and due from banks	$100,829	$111,929	$123,439
Federal funds sold and securities purchased under resale agreements	75,409	56,620	223,142
Interest-bearing deposits with banks	3,849	6,228	5,748
Available-for-sale securities, at fair value	993,485	906,881	508,289
Trading account securities	3,293	3,669	4,913
Brokerage customer receivables	37,338	33,912	34,457
Mortgage loans held-for-sale	83,806	24,041	84,643
Loans, net of unearned income	3,695,551	3,297,794	2,896,148
Less: Allowance for loan losses	28,091	25,541	21,310

Net loans	3,667,460	3,272,253	2,874,838
Premises and equipment, net	167,077	156,714	141,488
Accrued interest receivable and other assets	131,050	123,063	99,193
Goodwill	59,378	48,490	29,835
Other intangible assets	3,205	3,598	2,409

Total assets	$5,326,179	$4,747,398	$4,132,394

Liabilities and Shareholders’ Equity
Deposits:
Non-interest bearing	$415,339	$360,666	$317,104
Interest bearing	3,909,029	3,515,955	3,102,842

Total deposits	4,324,368	3,876,621	3,419,946
Notes payable	1,000	26,000	26,000
Federal Home Loan Bank advances	244,019	144,026	140,000
Subordinated notes	50,000	50,000	50,000
Other borrowings	56,457	78,069	57,439
Long-term debt - trust preferred securities	139,587	96,811	76,816
Accrued interest payable and other liabilities	136,596	126,034	112,794

Total liabilities	4,952,027	4,397,561	3,882,995

Shareholders’ equity:
Preferred stock	—	—	—
Common stock	20,485	20,066	17,428
Surplus	258,289	243,626	158,597
Common stock warrants	998	1,012	1,030
Retained earnings	114,368	92,301	72,861
Accumulated other comprehensive loss	(19,988)	(7,168)	(517)

Total shareholders’ equity	374,152	349,837	249,399

Total liabilities and shareholders’ equity	$5,326,179	$4,747,398	$4,132,394

WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In thousands, except per share data)	2004	2003	2004	2003
Interest income
Interest and fees on loans	$50,995	$42,238	$99,445	$82,829
Interest bearing deposits with banks	12	28	38	57
Federal funds sold and securities purchased under resale agreements	263	1,080	414	1,469
Securities	8,924	5,534	18,702	11,369
Trading account securities	39	46	74	84
Brokerage customer receivables	320	339	634	696

Total interest income	60,553	49,265	119,307	96,504

Interest expense
Interest on deposits	19,136	17,013	36,865	34,115
Interest on Federal Home Loan Bank advances	1,945	1,473	3,566	2,930
Interest on notes payable and other borrowings	384	671	1,130	1,375
Interest on subordinated notes	705	625	1,407	1,069
Interest on long-term debt - trust preferred securities	1,663	1,155	3,111	2,083

Total interest expense	23,833	20,937	46,079	41,572

Net interest income	36,720	28,328	73,228	54,932
Provision for loan losses	1,198	2,852	3,762	5,493

Net interest income after provision for loan losses	35,522	25,476	69,466	49,439

Non-interest income
Wealth management fees	8,023	7,002	16,496	12,953
Mortgage banking revenue	4,966	4,961	7,256	9,797
Service charges on deposit accounts	973	867	1,946	1,722
Gain on sale of premium finance receivables	2,064	1,108	3,539	2,270
Administrative services revenue	945	1,068	1,887	2,159
Net available-for-sale securities gains (losses)	1	220	853	606
Other	4,523	3,879	8,204	7,341

Total non-interest income	21,495	19,105	40,181	36,848

Non-interest expense
Salaries and employee benefits	22,294	18,265	43,073	35,715
Equipment expense	2,182	1,916	4,351	3,758
Occupancy, net	2,319	1,887	4,497	3,785
Data processing	1,350	1,026	2,652	2,079
Advertising and marketing	866	504	1,590	1,043
Professional fees	1,175	922	2,143	1,704
Amortization of other intangible assets	193	159	393	298
Other	7,007	5,830	12,944	11,038

Total non-interest expense	37,386	30,509	71,643	59,420

Income before taxes	19,631	14,072	38,004	26,867
Income tax expense	7,138	5,053	13,917	9,585

Net income	$12,493	$9,019	$24,087	$17,282

Net income per common share – Basic	$0.61	$0.52	$1.19	$1.00

Net income per common share – Diluted	$0.58	$0.49	$1.12	$0.94

Cash dividends declared per common share	$—	$—	$0.10	$0.08

Weighted average common shares outstanding	20,358	17,411	20,250	17,360
Dilutive potential common shares	1,300	1,106	1,314	1,113

Average common shares and dilutive common shares	21,658	18,517	21,564	18,473

SUPPLEMENTAL FINANCIAL MEASURES/RATIOS

In accordance with new SEC rules required by the Sarbanes-Oxley Act of 2002 regarding the use of financial measures and ratios not calculated in accordance with generally accepted accounting principles (“GAAP”), a reconciliation must be provided that shows these measures and ratios calculated according to GAAP and a statement why management believes these measures and ratios provide a more accurate view of performance.

Certain non-GAAP performance measures and ratios are used by management to evaluate and measure the Company’s performance. These include taxable-equivalent net interest income (including its individual components), net interest margin (including its individual components), core net interest margin and the efficiency ratio. Management believes that these measures and ratios provide users of the Company’s financial information a more complete view of the performance of the interest-earning assets and interest-bearing liabilities and of the Company’s operating efficiency for comparative purposes. Other financial holding companies may define or calculate these measures and ratios differently. See the table below for supplemental data and the corresponding reconciliation to GAAP financial measures for the three and six month periods ended June 30, 2004 and 2003.

Management reviews yields on certain asset categories and the net interest margin of the Company, and its banking subsidiaries, on a fully taxable-equivalent basis (“FTE”). In this non-GAAP presentation, net interest income is adjusted to reflect tax-exempt interest income on an equivalent before-tax basis. This measure ensures comparability of net interest income arising from both taxable and tax-exempt sources. Net interest income on a taxable-equivalent basis is also used in the calculation of the Company’s efficiency ratio. The efficiency ratio, which is calculated by dividing non-interest expense by total taxable-equivalent net revenue (less securities gains or losses), measures how much it costs to produce one dollar of revenue. Securities gains or losses are excluded from this calculation to better match revenue from daily operations to operational expenses.

Management also evaluates the net interest margin excluding the interest expense associated with the Company’s Long-term Debt — Trust Preferred Securities (“Core Net Interest Margin”). Because these instruments are utilized by the Company primarily as capital instruments, management finds it useful to view the net interest margin excluding this expense and deems it to be a more accurate view of the operational net interest margin of the Company.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Dollars in thousands)	2004	2003	2004	2003
(A) Interest income (GAAP)	$60,553	$49,265	$119,307	$96,504
Taxable-equivalent adjustment – Loans	103	124	208	265
Taxable-equivalent adjustment – Liquidity management assets	66	73	134	134
Taxable-equivalent adjustment – Other earning assets	14	39	28	39

Interest income – FTE	$60,736	$49,501	$119,677	$96,942
(B) Interest expense (GAAP)	23,833	20,937	46,079	41,572

Net interest income – FTE	$36,903	$28,564	$73,598	$55,370

(C) Net interest income (GAAP) (A minus B)	$36,720	$28,328	$73,228	$54,932
Net interest income – FTE	$36,903	$28,564	$73,598	$55,370
Add: Interest expense on long-term debt – trust preferred securities	1,663	1,155	3,111	2,083

Core net interest income – FTE (1)	$38,566	$29,719	$76,709	$57,453

(D) Net interest margin (GAAP)	3.11%	3.11%	3.17%	3.12%
Net interest margin – FTE	3.12%	3.14%	3.19%	3.14%
Core net interest margin – FTE (1)	3.26%	3.26%	3.32%	3.26%
(E) Efficiency ratio (GAAP)	64.22%	64.62%	63.65%	65.17%
Efficiency ratio – FTE	64.02%	64.30%	63.44%	64.86%

(1)	Core net interest income and core net interest margin are by definition a non-GAAP measure/ratio. The GAAP equivalents are the net interest income and net interest margin determined in accordance with GAAP (lines C and D in the table).

LOANS, NET OF UNEARNED INCOME

				% Growth
				From	From
	June 30,	December 31,	June 30,	December 31,	June 30,
(Dollars in thousands)	2004	2003	2003	2003 (1)	2003
Balance:
Commercial and commercial real estate	$1,943,236	$1,648,022	$1,458,566	36.0%	33.2%
Home equity	491,661	466,812	412,787	10.7	19.1
Residential real estate	185,770	173,625	140,365	14.1	32.3
Premium finance receivables	790,877	746,895	625,840	11.8	26.4
Indirect auto loans	179,759	174,071	167,198	6.6	7.5
Tricom finance receivables	28,406	25,024	24,062	27.2	18.1
Other loans	75,842	63,345	67,330	39.7	12.6

Total loans, net of unearned income	$3,695,551	$3,297,794	$2,896,148	24.3%	27.6%

Mix:
Commercial and commercial real estate	53%	50%	50%
Home equity	13	14	14
Residential real estate	5	5	5
Premium finance receivables	21	23	22
Indirect auto loans	5	5	6
Tricom finance receivables	1	1	1
Other loans	2	2	2

Total loans, net of unearned income	100%	100%	100%

(1) Annualized

DEPOSITS

				% Growth
				From	From
	June 30,	December 31,	June 30,	December 31,	June 30,
(Dollars in thousands)	2004	2003	2003	2003 (1)	2003
Balance:
Non-interest bearing	$415,339	$360,666	$317,104	30.4%	31.0%
NOW	467,143	407,803	393,462	29.3	18.7
Brokerage customer deposits (2)	333,572	338,479	261,475	(2.9)	27.6
Money market	522,210	470,849	435,830	21.9	19.8
Savings	195,163	183,394	161,116	12.9	21.1
Time certificate of deposits	2,390,941	2,115,430	1,850,959	26.2	29.2

Total deposits	$4,324,368	$3,876,621	$3,419,946	23.2%	26.4%

Mix:
Non-interest bearing	10%	9%	9%
NOW	11	10	11
Brokerage customer deposits (2)	8	9	8
Money market	12	12	13
Savings	4	5	5
Time certificate of deposits	55	55	54

Total deposits	100%	100%	100%

(1)	Annualized

(2)	Represents deposit balances from brokerage customers of Wayne Hummer Investments at the Company’s subsidiary banks.

NET INTEREST INCOME

The following table presents a summary of Wintrust’s average balances, net interest income and related net interest margins, calculated on a fully tax-equivalent basis, for the three-month periods ended June 30, 2004 and 2003:

	For the Three Months Ended			For the Three Months Ended
	June 30, 2004			June 30, 2003
(Dollars in thousands)	Average	Interest	Rate	Average	Interest	Rate
Liquidity management assets (1) (2) (8)	$1,016,517	9,265	3.67%	$756,598	$6,715	3.56%
Other earning assets (2) (3)	38,202	373	3.93	40,162	424	4.23
Loans, net of unearned income (2) (4) (8)	3,699,021	51,098	5.56	2,856,728	42,362	5.95

Total earning assets (8)	$4,753,740	$60,736	5.14%	$3,653,488	$49,501	5.43%

Allowance for loan losses	(28,633)			(20,663)
Cash and due from banks	103,892			73,301
Other assets	347,455			265,416

Total assets	$5,176,454			$3,971,542

Interest-bearing deposits	$3,829,382	$19,136	2.01%	$2,988,099	$17,013	2.28%
Federal Home Loan Bank advances	214,351	1,945	3.65	140,000	1,473	4.22
Notes payable and other borrowings	100,469	384	1.54	91,433	671	2.94
Subordinated notes	50,000	705	5.58	42,033	625	5.88
Long-term debt – trust preferred securities	122,105	1,663	5.45	70,830	1,155	6.52

Total interest-bearing liabilities	$4,316,307	$23,833	2.22%	$3,332,395	$20,937	2.52%

Non-interest bearing deposits	375,986			312,146
Other liabilities	117,320			85,057
Equity	366,841			241,944

Total liabilities and shareholders’ equity	$5,176,454			$3,971,542

Interest rate spread (5) (8)			2.92%			2.91%
Net free funds/contribution (6)	$437,433		0.20	$321,093		0.23

Net interest income/Net interest margin (8)		$36,903	3.12%		$28,564	3.14%

Core net interest margin (7) (8)			3.26%			3.26%

(1)	Liquidity management assets include available-for-sale securities, interest earning deposits with banks and federal funds sold.

(2)	Interest income on tax-advantaged loans, trading account securities and securities reflects a tax-equivalent adjustment based on a marginal federal corporate tax rate of 35%. The total adjustments for the quarters ended June 30, 2004 and 2003 were $183,000 and $236,000, respectively.

(3)	Other earning assets include brokerage customer receivables and trading account securities.

(4)	Loans, net of unearned income includes mortgages held for sale and non-accrual loans.

(5)	Interest rate spread is the difference between the yield earned on earning assets and the rate paid on interest-bearing liabilities.

(6)	Net free funds are the difference between total average earning assets and total average interest-bearing liabilities. The estimated contribution to net interest margin from net free funds is calculated using the rate paid for total interest-bearing liabilities.

(7)	The core net interest margin excludes interest expense associated with Wintrust’s Long-term Debt – Trust Preferred Securities.

(8)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.

Net interest income, which is the difference between interest income and fees on earning assets and interest expense on deposits and borrowings, is the major source of earnings for Wintrust. Tax-equivalent net interest income for the quarter ended June 30, 2004 totaled $36.9 million, an increase of $8.3 million, or 29%, as compared to the $28.6 million recorded in the same quarter of 2003. Average loans in the second quarter of 2004 increased $842 million, or 29%, over the second quarter of 2003.

Net interest margin represents tax-equivalent net interest income as a percentage of the average earning assets during the period. For the second quarter of 2004 the net interest margin was 3.12%, a decrease of 2 basis points when compared to the net interest margin of 3.14% in the prior year second quarter, and a 14 basis point decrease when compared to the net interest margin of 3.26% in the first quarter of 2004. The core net interest margin, which excludes the interest expense related to Wintrust’s Long-term Debt — Trust Preferred Securities, was 3.26% for both the second quarter of 2004 and 2003. The net interest margin decline of 14 basis points in the second quarter of 2004 compared to the first quarter of 2004 resulted as the yield on earning assets decreased by nine basis points and the rate paid on interest-bearing liabilities increased by five basis points. The earning asset yield decline was attributable to a 21 basis point decrease in yield on liquidity management assets and a nine basis point decrease in the yield on loans. The liquidity management asset yield decreased as the maturity structure of certain assets shortened. The lower loan yield was due to a higher level of residential mortgage loan balances (as a result of the acquisition of WAMC), competitive pricing pressures in the premium finance industry and lower delinquency fees as the premium finance portfolio credit quality improves. The interest-bearing liability rate increase of five basis points was due to Treasury-based deposit products re-pricing higher during the second quarter in advance of the 25 basis point increase announced by the Federal Reserve Bank on June 30, 2004, promotional pricing activities associated with opening additional branches in communities not currently served by Wintrust and opening a new de novo bank and the extension of maturities on fixed maturity time deposits in anticipation of continued rate increases.

The yield on total earning assets for the second quarter of 2004 was 5.14% as compared to 5.43% in 2003 and 5.23% in the first quarter of 2004. The decrease of 29 basis points from the second quarter of 2003 resulted primarily from the effects of competitive market pressures on loan rates. The second quarter 2004 yield on loans was 5.56%, a 39 basis point decrease when compared to the prior year second quarter yield of 5.95% and a nine basis point decrease compared to the first quarter of 2004. Average loans comprised approximately 78% of total average earning assets in both the second quarter of 2004 and 2003. The Company strives to maintain an average loan to average deposit ratio between 85-90%. The Company continues to see healthy loan demand in non-residential mortgage related categories. Average loans increased $244 million in the second quarter of 2004, following growth of $262 million in the first quarter of 2004. The second quarter 2004 loan growth was comprised mainly of $154 million of commercial and commercial real estate loans and $56 million of mortgage loans held for sale (solely as a result of the WAMC acquisition in May).

The rate paid on interest-bearing deposits declined 27 basis points to 2.01% in the second quarter of 2004 compared to the second quarter of 2003. Following a two basis point decline on the rate paid on interest-bearing deposits in the first quarter of 2004, the rate on this funding source increased by 3 basis points in the second quarter of 2004, indicating that a low point was reached for deposit pricing during the first quarter of 2004 in the current interest rate cycle. The rate paid on wholesale funding, consisting of Federal Home Loan Bank of Chicago advances, notes payable, subordinated notes and other borrowings, declined to 3.86% in the second quarter of 2004 compared to 4.56% in the second quarter of 2003 as a result of lower average rates paid on Federal Home Loan Bank advances and the additional trust preferred borrowings added in the second half of 2003 and first half of 2004. The Company utilizes these borrowing sources to fund the additional capital requirements of the subsidiary banks, manage its capital, manage its interest rate risk position, funding at the Wayne Hummer Companies and for general corporate purposes.

The $8.3 million increase in net interest income for the second quarter of 2004 compared to the second quarter of 2003, was attributable to $8.2 million related to increased volumes and a $98,000 positive impact due to the slight increase in the interest rate spread. The $208,000 increase in net interest income compared to the first quarter of 2004 was primarily attributable to $2.2 million related to increased volumes offset by a $2.0 million negative impact due to the 14 basis point decrease in the interest rate spread.

The following table presents a summary of Wintrust’s average balances, net interest income and related net interest margins, calculated on a fully tax-equivalent basis, for the six-month periods ended June 30, 2004 and 2003:

	For the Six Months Ended			For the Six Months Ended
	June 30, 2004			June 30, 2003
(Dollars in thousands)	Average	Interest	Rate	Average	Interest	Rate
Liquidity management assets (1) (2) (8)	$1,027,862	$19,288	3.77%	$736,041	$13,029	3.57%
Other earning assets (2) (3)	37,587	736	3.94	40,571	819	4.07
Loans, net of unearned income (2) (4) (8)	3,576,850	99,653	5.60	2,777,958	83,094	6.03

Total earning assets (8)	$4,642,299	$119,677	5.18%	$3,554,570	$96,942	5.50%

Allowance for loan losses	(27,594)			(19,890)
Cash and due from banks	105,430			74,136
Other assets	340,873			258,102

Total assets	$5,061,008			$3,866,918

Interest-bearing deposits	$3,719,643	$36,865	1.99%	$2,921,536	$34,115	2.35%
Federal Home Loan Bank advances	189,628	3,566	3.78	140,000	2,930	4.22
Notes payable and other borrowings	150,392	1,130	1.51	91,946	1,375	3.02
Subordinated notes	50,000	1,407	5.57	33,564	1,069	6.33
Long-term debt – trust preferred securities	110,343	3,111	5.64	60,917	2,083	6.84

Total interest-bearing liabilities	$4,220,006	$46,079	2.19%	$3,247,963	$41,572	2.58%

Non-interest bearing deposits	366,868			305,480
Other liabilities	112,793			77,009
Equity	361,341			236,466

Total liabilities and shareholders’ equity	$5,061,008			$3,866,918

Interest rate spread (5) (8)			2.99%			2.92%
Net free funds/contribution (6)	$422,293		0.20	$306,607		0.22

Net interest income/Net interest margin (8)		$73,598	3.19%		$55,370	3.14%

Core net interest margin (7) (8)			3.32%			3.26%

(1)	Liquidity management assets include available-for-sale securities, interest earning deposits with banks and federal funds sold.

(2)	Interest income on tax-advantaged loans, trading account securities and securities reflects a tax-equivalent adjustment based on a marginal federal corporate tax rate of 35%. The total adjustments for the six-months ended June 30, 2004 and 2003 were $370,000 and $438,000, respectively.

(3)	Other earning assets include brokerage customer receivables and trading account securities.

(4)	Loans, net of unearned income includes mortgages held for sale and non-accrual loans.

(5)	Interest rate spread is the difference between the yield earned on earning assets and the rate paid on interest-bearing liabilities.

(6)	Net free funds are the difference between total average earning assets and total average interest-bearing liabilities. The estimated contribution to net interest margin from net free funds is calculated using the rate paid for total interest-bearing liabilities.

(7)	The core net interest margin excludes interest expense associated with Wintrust’s Long-term Debt – Trust Preferred Securities.

(8)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.

Tax-equivalent net interest income for the six-months ended June 30, 2004 totaled $73.6 million, an increase of $18.2 million, or 33%, as compared to the $55.4 million recorded in the same period of 2003. The year-to-date net interest margin was 3.19%, an increase of five basis points when compared to the net interest margin of 3.14% in the prior year. The $18.2 million increase in net interest income for the first six months of 2004 compared to the first six months of 2003, was primarily attributable to $16.0 million related to increased volumes and $1.9 million related to a positive impact due to the seven basis point increase in the interest rate spread.

NON-INTEREST INCOME

For the second quarter of 2004, non-interest income totaled $21.5 million and increased $2.4 million compared to the prior year second quarter. The increase in non-interest income is primarily a result of increased revenue from wealth management, higher gain on sale of premium finance receivables and the impact of the recent acquisitions. The additional non-interest income added by the acquisitions of Advantage, Village, WAMC and Guardian helped offset the decline in mortgage banking revenue at the Wintrust banking subsidiaries. The acquisitions contributed $3.5 million of non-interest income ($2.8 million in mortgage banking revenue, $84,000 in service charges on deposits, and $535,000 in other) in the second quarter of 2004. Non-interest income as a percentage of net revenue decreased to 37% in the second quarter of 2004, down from 40% in the second quarter of 2003. The addition of WAMC and Guardian in May of 2004 helped increase non-interest income as a percentage of net revenue from 34% in the first quarter of 2004.

The following table presents non-interest income by category for the three months ended June 30, 2004 and 2003:

	Three Months Ended
	June 30,		$	%
(Dollars in thousands)	2004	2003	Change	Change
Brokerage	$5,862	$5,185	677	13.1
Trust and asset management	2,161	1,817	344	18.9

Total wealth management	8,023	7,002	1,021	14.6

Mortgage banking revenue	4,966	4,961	5	0.1
Service charges on deposit accounts	973	867	106	12.2
Gain on sale of premium finance receivables	2,064	1,108	956	86.3
Administrative services revenue	945	1,068	(123)	(11.5)
Net available-for-sale securities gains	1	220	(219)	(99.5)
Other:
Fees from covered call options	2,441	2,636	(195)	(7.4)
Bank Owned Life Insurance	513	487	26	5.3
Miscellaneous	1,569	756	813	107.5

Total other	4,523	3,879	644	16.6

Total non-interest income	$21,495	$19,105	2,390	12.5

Wealth management fees are comprised of the trust and asset management revenue of Wayne Hummer Trust Company and the asset management fees, brokerage commissions, trading commissions and insurance product commissions at Wayne Hummer Investments, Wayne Hummer Asset Management Company and Focused Investments. Wealth management fees totaled $8.0 million in the second quarter of 2004, a $1.0 million increase from the $7.0 million recorded in the second quarter of 2003.

Mortgage banking revenue includes revenue from activities related to originating and selling residential real estate loans into the secondary market. With the addition of WAMC and Guardian in May of 2004, this revenue line now includes gains on the sale of mortgage loans to the secondary market, origination fees, rate lock commitment fees, document preparation fees, the impact of capitalizing servicing rights on loans sold and serviced by certain Wintrust subsidiary banks and the impact of amortizing and valuing the capitalized servicing right asset. For the quarter ended June 30, 2004, this revenue source totaled $5.0 million, essentially unchanged from the second quarter of 2003. Excluding the impact of $2.8 million of mortgage banking revenue from WAMC and Guardian in the second quarter of 2004, the mortgage banking revenue generated by the Wintrust subsidiary banks was $2.1 million, compared to the $2.3 million recorded in the first quarter of 2004.

Service charges on deposit accounts totaled $973,000 for the second quarter of 2004, an increase of $106,000, or 12%, when compared to the same quarter of 2003. This increase was mainly due to $84,000 from Advantage and Village in the second quarter of 2004 and a larger deposit base and a greater number of accounts at the banking subsidiaries. The majority of deposit service charges relates to customary fees on overdrawn accounts and returned items. The level of service charges received is substantially below peer group levels, as management believes in the philosophy of providing high quality service without encumbering that service with numerous activity charges.

As a result of continued strong loan originations of premium finance receivables, Wintrust sold excess premium finance receivables volume to an unrelated third party financial institution in the second quarter of 2004 and recognized gains of $2.1 million related to this activity, compared with $1.1 million of recognized gains in the second quarter of 2003. Wintrust has a philosophy of maintaining its average loan-to-deposit ratio in the range of 85-90%. During the first quarter of 2004, the ratio was approximately 88%. Consistent with Wintrust’s strategy to be asset-driven and the desire to maintain our loan-to-deposit ratio in the aforementioned range, it is probable that similar sales of premium finance receivables will occur in the future.

The administrative services revenue contributed by Tricom added $945,000 to total non-interest income in the second quarter of 2004, a decrease of $123,000 from the second quarter of 2003. This revenue comprises income from administrative services, such as data processing of payrolls, billing and cash management services, to temporary staffing service clients located throughout the United States. The revenue decrease, when compared to the second quarter of 2003 is primarily attributable to competitive rate pressures in the industry. Administrative services revenue contributed by Tricom in the second quarter of 2004 was up slightly from $942,000 recorded in the first quarter of 2004. Tricom also earns interest and fee income from providing short-term accounts receivable financing to this same client base, which is included in the net interest income category.

Other non-interest income for the second quarter of 2004 totaled $4.5 million compared to $3.9 million in the second quarter of 2003. Premium income from certain covered call option transactions totaled $2.4 million in the second quarter of 2004 compared to $2.6 million in the same period of 2003. Management is able to effectively use the proceeds from selling covered call options to offset net interest margin compression and administers such sales in a coordinated process with the Company’s overall asset/liability management. Miscellaneous income was positively impacted in the second quarter of 2004 due to a gain of approximately $525,000 on the sale of real estate which was previously acquired as part of a real estate purchase in connection with the Company’s branch expansion.

The following table presents non-interest income by category for the six months ended June 30, 2004 and 2003:

	Six Months Ended
	June 30,		$	%
(Dollars in thousands)	2004	2003	Change	Change
Brokerage	$12,158	$9,522	2,636	27.7
Trust and asset management	4,338	3,431	907	26.4

Total wealth management	16,496	12,953	3,543	27.4

Mortgage banking revenue	7,256	9,797	(2,541)	(25.9)
Service charges on deposit accounts	1,946	1,722	224	13.0
Gain on sale of premium finance receivables	3,539	2,270	1,269	55.9
Administrative services revenue	1,887	2,159	(272)	(12.6)
Net available-for-sale securities gains	853	606	247	40.8
Other:
Fees from covered call options	4,615	4,780	(165)	(3.5)
Bank Owned Life Insurance	1,022	969	53	5.5
Miscellaneous	2,567	1,592	975	61.2

Total other	8,204	7,341	863	11.8

Total non-interest income	$40,181	$36,848	3,333	9.0

On a year-to-date basis, non-interest income totaled $40.2 million and increased $3.3 million compared to the prior year. The increase in non-interest income is primarily a result of increased revenue from wealth management, higher gain on sale of premium finance receivables, the impact of the recent acquisitions offset by lower mortgage banking revenues. The additional non-interest income added by the acquisitions of Advantage, Village, WAMC and Guardian helped offset the decline in mortgage banking revenues at the Wintrust banking subsidiaries. The acquisitions contributed $3.9 million in non-interest income ($2.8 million in mortgage banking revenue, $167,000 in service charges on deposits, $35,000 of net securities gains and $882,000 in other) in the first six months of 2004.

The largest changes in non-interest income, on a year-to-date basis, were the revenue recognized from the wealth management segment and the impact of acquiring WAMC and Guardian in May of 2004. Wealth management revenue increased $3.5 million, or 28%, over the amounts recorded in the first six months of 2003. Mortgage banking revenue declined $2.6 million on a year-to-date basis, due to a decline of $5.4 million in mortgage banking revenue generated by Wintrust’s subsidiary banks offset by the impact of WAMC and Guardian which added $2.8 million to mortgage banking revenue.

NON-INTEREST EXPENSE

Non-interest expense for the second quarter of 2004 totaled $37.4 million and increased $6.9 million, or 23%, from the second quarter 2003 total of $30.5 million. The increase in non-interest expense, particularly salaries and employee benefits, over the second quarter of 2003, reflects the continued growth and expansion of the banks with additional branches, the growth in the premium finance business, and the addition of Advantage, Village, WAMC and Guardian. The acquisitions contributed $5.0 million of non-interest expense ($3.1 million in salaries and benefits and $1.9 million in all other categories) in the second quarter of 2004.

The following table presents non-interest expense by category for the three months ended June 30, 2004 and 2003:

	Three Months Ended
	June 30,		$	%
(Dollars in thousands)	2004	2003	Change	Change
Salaries and employee benefits	$22,294	$18,265	4,029	22.1
Equipment	2,182	1,916	266	13.9
Occupancy, net	2,319	1,887	432	22.9
Data processing	1,350	1,026	324	31.6
Advertising and marketing	866	504	362	71.8
Professional fees	1,175	922	253	27.4
Amortization of other intangibles	193	159	34	21.4
Other:
Commissions – 3rd party brokers	1,222	756	466	61.6
Loan expenses	419	765	(346)	(45.2)
Postage	723	596	127	21.3
Miscellaneous	4,643	3,713	930	25.0

Total other	7,007	5,830	1,177	20.2

Total non-interest expense	$37,386	$30,509	6,877	22.5

Salaries and employee benefits totaled $22.3 million for the second quarter of 2004, an increase of $4.0 million, or 22%, as compared to the prior year’s second quarter total of $18.3 million. Advantage, Village, WAMC and Guardian accounted for $3.1 million of the increase in salary and employee benefit costs. The remainder of the increase is attributable to the continued growth and expansion of the existing banks with additional branches, the opening of Beverly Bank & Trust in April 2004, the growth in the premium finance business and higher commission expense as a result of increased wealth management revenues. Lower commissions in the second quarter of 2004 associated with decreased mortgage loan origination activity at Wintrust’s subsidiary banks offset these increases.

The remaining categories of non-interest expense, such as occupancy costs, equipment expense, professional fees and other, increased $2.9 million over the prior year second quarter with $1.9 million of this increase being directly attributable to the acquisitions of Advantage, Village, WAMC and Guardian.

The following table presents non-interest expense by category for the six months ended June 30, 2004 and 2003:

	Six Months Ended
	June 30,		$	%
(Dollars in thousands)	2004	2003	Change	Change
Salaries and employee benefits	$43,073	$35,715	7,358	20.6
Equipment	4,351	3,758	593	15.8
Occupancy, net	4,497	3,785	712	18.8
Data processing	2,652	2,079	573	27.6
Advertising and marketing	1,590	1,043	547	52.4
Professional fees	2,143	1,704	439	25.8
Amortization of other intangibles	393	298	95	31.9
Other:
Commissions – 3rd party brokers	2,234	1,377	857	62.2
Loan expenses	796	1,362	(566)	(41.6)
Postage	1,348	1,155	193	16.7
Miscellaneous	8,566	7,144	1,422	19.9

Total other	12,944	11,038	1,906	17.3

Total non-interest expense	$71,643	$59,420	12,223	20.6

Year-to-date non-interest expense for 2004 totaled $71.6 million and increased $12.2 million, or 21%, from the 2003 total of $59.4 million. The increase in non-interest expense, particularly salaries and employee benefits over 2003 reflects the continued growth and expansion of the banks with additional branches, the growth in the premium finance business, and the addition of Advantage, Village, WAMC and Guardian. The acquisitions contributed $7.0 million in non-interest expense ($4.1 million in salaries and benefits and $2.9 million in all other categories) in the first six months of 2004.

Salaries and employee benefits totaled $43.1 million for the first six months of 2004, an increase of $7.4 million, or 21%, as compared to the prior year’s total of $35.7 million. Advantage, Village, WAMC and Guardian accounted for $4.1 million of the increase in salary and employee benefit costs. The remainder of the increase is attributable to the continued growth and expansion of the existing banks with additional branches, the opening of Beverly Bank & Trust in April 2004, the growth in the premium finance business and higher commission expense as a result of increased wealth management revenues. Lower commissions in the first six months of 2004 associated with decreased mortgage loan origination activity at Wintrust’s subsidiary banks offset these increases.

The remaining categories of non-interest expense, such as occupancy costs, equipment expense, professional fees and other, increased $4.8 million over the first six months of 2003 with $2.9 million of this increase being directly attributable to the acquisitions of Advantage, Village, WAMC and Guardian.

ASSET QUALITY

Allowance for Loan Losses

A reconciliation of the activity in the balance of the allowance for loan losses for the three months and six months ended June 30, 2004 and 2003 is shown as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Dollars in thousands)	2004	2003	2004	2003
Balance at beginning of period	$27,083	$19,773	$25,541	$18,390
Provision for loan losses	1,198	2,852	3,762	5,493
Charge-offs:
Commercial and commercial real estate loans	517	366	1,246	811
Home equity loans	—	—	—	—
Residential real estate loans	—	—	—	—
Consumer and other loans	28	27	174	130
Premium finance receivables	506	817	861	1,490
Indirect automobile loans	84	314	194	530
Tricom finance receivables	10	—	10	—

Total charge-offs	1,145	1,524	2,485	2,961

Recoveries:
Commercial and commercial real estate loans	725	95	865	138
Home equity loans	6	—	6	—
Residential real estate loans	—	13	—	13
Consumer and other loans	46	1	78	24
Premium finance receivables	154	58	257	125
Indirect automobile loans	24	42	67	84
Tricom finance receivables	—	—	—	4

Total recoveries	955	209	1,273	388

Net charge-offs	(190)	(1,315)	(1,212)	(2,573)

Balance at June 30	$28,091	$21,310	$28,091	$21,310

Annualized net charge-offs (recoveries) as a percentage of average:
Commercial and commercial real estate loans	(0.05)%	0.08%	0.04%	0.10%
Home equity loans	—	—	—	—
Residential real estate loans	—	(0.02)	—	(0.01)
Consumer and other loans	(0.10)	0.18	0.29	0.37
Premium finance receivables	0.17	0.52	0.15	0.49
Indirect automobile loans	0.14	0.65	0.14	0.52
Tricom finance receivables	0.17	—	0.09	(0.03)

Total loans, net of unearned income	0.02%	0.18%	0.07%	0.19%

Net charge-offs as a percentage of the provision for loan losses	15.86%	46.11%	32.22%	46.84%

Loans at June 30			$3,695,551	$2,896,148

Allowance as a percentage of loans at period-end			0.76%	0.74%

Past Due Loans and Non-performing Assets

The following table sets forth Wintrust’s non-performing assets at the dates indicated. The information in the table should be read in conjunction with the detailed discussion following the table.

	June 30,	December 31,	June 30,
(Dollars in thousands)	2004	2003	2003
Past Due greater than 90 days and still accruing:
Residential real estate and home equity	$—	$—	$61
Commercial, consumer and other	662	1,024	2,829
Premium finance receivables	3,627	3,439	2,673
Indirect automobile loans	204	313	324
Tricom finance receivables	—	—	—

Total past due greater than 90 days and still accruing	4,493	4,776	5,887

Non-accrual loans:
Residential real estate and home equity	448	3,217	415
Commercial, consumer and other	3,925	9,646	2,543
Premium finance receivables	5,678	5,994	4,575
Indirect automobile loans	137	107	196
Tricom finance receivables	—	—	8

Total non-accrual	10,188	18,964	7,737

Total non-performing loans:
Residential real estate and home equity	448	3,217	476
Commercial, consumer and other	4,587	10,670	5,372
Premium finance receivables	9,305	9,433	7,248
Indirect automobile loans	341	420	520
Tricom finance receivables	—	—	8

Total non-performing loans	14,681	23,740	13,624

Other real estate owned	1,819	368	921

Total non-performing assets	$16,500	$24,108	$14,545

Total non-performing loans by category as a percent of its own respective category:
Residential real estate and home equity	0.07%	0.48%	0.09%
Commercial, consumer and other	0.23	0.63	0.35
Premium finance receivables	1.18	1.26	1.16
Indirect automobile loans	0.19	0.24	0.31
Tricom finance receivables	—	—	0.03

Total non-performing loans	0.40%	0.72%	0.47%

Total non-performing assets as a percentage of total assets	0.31%	0.51%	0.35%

Allowance for loan losses as a percentage of non-performing loans	191.34%	107.59%	156.42%

The provision for loan losses totaled $1.2 million for the second quarter of 2004 and $2.9 million for the second quarter of 2003. For the quarter ended June 30, 2004, net charge-offs totaled $190,000, down from the $1.3 million of net charge-offs recorded in the same period of 2003. On a ratio basis, annualized net charge-offs as a percentage of average loans decreased to 0.02% in the second quarter of 2004 from 0.18% in the same period in 2003.

On a year-to-date basis, the provision for loan losses totaled $3.8 million for the first six months of 2004 and $5.5 million for the first six months of 2003. For the for the six months ended June 30, 2004 net charge-offs totaled $1.2 million, down from the $2.6 million of net charge-offs recorded in the same period of 2003. On a ratio basis, annualized net charge-offs as a percentage of average loans decreased to 0.07% in the first six months of 2004 from 0.19% in the same period in 2003. The lower provision for loan losses, for the second quarter of 2004 and the first half of 2004 are primarily the result of an improving level of non-performing loans and a much reduced level of net loan charge-offs in 2004.

Management believes the allowance for loan losses is adequate to provide for inherent losses in the portfolio. There can be no assurances however, that future losses will not exceed the amounts provided for, thereby affecting future results of operations. The amount of future additions to the allowance for loan losses will be dependent upon management’s assessment of the adequacy of the allowance based on its evaluation of economic conditions, changes in real estate values, interest rates, the regulatory environment, the level of past-due and non-performing loans, and other factors.

Non-performing Residential Real Estate and Home Equity

The non-performing residential real estate and home equity loans totaled $448,000 at June 30, 2004. The balance declined $2.8 million from December 31, 2003. Each non-performing credit is well secured and in the process of collection. Management does not expect any material losses from the resolution of any of the credits in this category.

Non-performing Commercial, Consumer and Other

The commercial, consumer and other non-performing loan category totaled $4.6 million as of June 30, 2004. The balance in this category decreased $6.1 million from December 31, 2003. Management does not expect any material losses from the resolution of any of the relatively small number of credits in this category.

Non-performing Premium Finance Receivables

The table below presents the level of non-performing premium finance receivables as of June 30, 2004 and 2003, and the amount of net charge-offs for the periods then ended.

(Dollars in thousands)	June 30, 2004	June 30, 2003
Non-performing premium finance receivables	$9,305	$7,248
- as a percent of premium finance receivables outstanding	1.18%	1.16%
Net charge-offs of premium finance receivables	$604	$1,365
- annualized as a percent of average premium finance receivables	0.15%	0.49%

The level of non-performing premium finance receivables as a percent of total premium finance receivables is down from the prior year-end level and up slightly from the level at June 30, 2003. As noted below, fluctuations in this category may occur due to timing and nature of account collections from insurance carriers. Management is comfortable with administering the collections at this level of non-performing premium finance receivables and expects that such ratios will remain at relatively low levels.

The ratio of non-performing premium finance receivables fluctuates throughout the year due to the nature and timing of canceled account collections from insurance carriers. Due to the nature of collateral for premium finance receivables it customarily takes 60-150 days to convert the collateral into cash collections. Accordingly, the level of non-performing premium finance receivables is not necessarily indicative of the loss inherent in the portfolio. In the event of default, Wintrust has the power to cancel the insurance policy and collect the unearned portion of the premium from the insurance carrier. In the event of cancellation, the cash returned in payment of the unearned premium by the insurer should generally be sufficient to cover the receivable balance, the interest and other charges due. Due to notification requirements and processing time by most insurance carriers, many receivables will become delinquent beyond 90 days while the insurer is processing the return of the unearned premium. Management continues to accrue interest until maturity as the unearned premium is ordinarily sufficient to pay-off the outstanding balance and contractual interest due.

Non-performing Indirect Automobile Loans

Total non-performing indirect automobile loans were $341,000 at June 30, 2004, compared to $520,000 at June 30, 2003. The ratio of these non-performing loans to total indirect automobile loans was 0.19% at June 30, 2004 compared to 0.31% at June 30, 2003. As noted in the Allowance for Loan Losses table, net charge-offs as a percent of total indirect automobile loans were 0.14% for the quarter ended June 30, 2004 compared to 0.65% in the same period in 2003. The level of non-performing and net charge-offs of indirect automobile loans continues to be below standard industry ratios for this type of lending.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements related to Wintrust’s financial performance that are based on estimates. Wintrust intends such forward-looking statements to be covered by the safe harbor provision for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. Actual results could differ materially from those addressed in the forward-looking statements due to factors such as changes in economic conditions, competition, or other factors that may influence the anticipated growth rate of loans and deposits, the quality of the loan portfolio and loan and deposit pricing, unanticipated changes in interest rates that negatively impact net interest income, lower than anticipated residential mortgage loan originations, future events that may cause unforeseen loan or lease losses, slower than anticipated development and growth of Tricom and the trust and investment business, unanticipated changes in the temporary staffing industry, the ability to adapt successfully to technological changes to compete effectively in the marketplace, competition and the related pricing of brokerage and asset management products, unforeseen difficulties in integrating the acquisitions of Advantage National Bancorp, Inc., Village Bancorp, Inc., WestAmerica Mortgage Company and Guardian Real Estate Services, Inc. with Wintrust, unforeseen difficulties or unanticipated delays or developments relating to our pending acquisitions of Northview Financial Corporation and Town Bankshares, Ltd., the ability to pursue acquisition and expansion strategies and the ability to attract and retain experienced senior management. Therefore, there can be no assurances that future actual results will correspond to these forward-looking statements.

Note: the following notice is included to meet certain legal requirements

Wintrust will be filing registration statements with the Securities and Exchange Commission in connection with its previously announced proposed acquisitions of Northview Financial Corporation (“Northview”) and Town Bankshares, Ltd. (“Town Bankshares”) in separate stock and cash merger transactions. Each registration statement will include a proxy statement/prospectus that will be sent to the shareholders of Northview and Town Bankshares, respectively, seeking their approval of the proposed transaction. Shareholders of Northview and Town Bankshares are advised to read the important information concerning the proposed transactions contained in the proxy statements/prospectuses and other documents filed by Wintrust with the Securities and Exchange Commission when they become available. When filed, these documents can be obtained free of charge from the web site maintained by the Securities and Exchange Commission at http://www.sec.gov or upon written request to Wintrust Financial Corporation, Attn: Investor Relations, 727 North Bank Lane, Lake Forest, Illinois 60045 or by calling (847) 615-4096, or, for Northview shareholders, upon written request to Northview Financial Corporation, Attn: President, 245 Waukegan Road, Northfield, Illinois 60093 or by calling (847) 446-0245.or, for Town Bankshares shareholders, upon written request to Town Bankshares, Ltd., Attn: Investor Relations, 400 Genesee Street, Delafield, Wisconsin 53018 or by calling (262) 646-6888.

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